Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors

Glenborough Realty Trust Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333-28601, 333-34329, 333-40959, 333-49845, 001-14162, 333-61319, 333-08806, 333-67839, 333-70463 and 333-78579) on Form S-3 and the registration statements on Form S-8 (Nos. 333-27677, 333-79401 and 333-80461) of Glenborough Realty Trust Incorporated (the Company) of:

•	our report dated September 5, 2003 with respect to the statement of revenue and certain expenses of 1525 Wilson Blvd. (Wilson Blvd.) for the year ended December 31, 2002, and

•	our report dated September 5, 2003 with respect to the statement of revenue and certain expenses of 99 Summer Street (Summer Street) for the year ended December 31, 2002,

which reports appear in the Form 8-K/A of the Company, dated December 12, 2003 (date of earliest event reported October 3, 2003). Such reports contain a paragraph that states that Wilson Blvd.’s statement of revenue and certain expenses and Summer Street’s statement of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1. They are not intended to be a complete presentation of Wilson Blvd.’s or Summer Street’s revenue and expenses.

/s/ KPMG LLP

KPMG LLP

San Francisco, California

December 12, 2003